Exhibit 99.3

Partners’ COMMUNICATION

September 18, 2020

Buzztime Partners,

Today, we announced very exciting news - Buzztime entered into an Asset Purchase Agreement to sell our entertainment technology to eGames.com Holdings LLC - which complements our August 13, 2020 announcement of our plans to conduct a reverse merger with Brooklyn ImmunoTherapeutics (“Brooklyn”), the privately-held biopharmaceutical company focused on exploring the role that cytokine-based therapy can have in treating patients with cancer.

eGames.com has a long history of working with independent game developers, to bring their games to life on Google Play, the iTunes App store and Steam. We at Buzztime are excited to work with eGames.com, and its independent game developers, to see what great games they can bring to Buzztime’s avid player base.

eGames.com intends to make employment offers to all Buzztime employees, and I have agreed that I will serve as CEO of eGames.com immediately following the closing. As a result, we anticipate that Buzztime’s client service, development and management teams will remain intact by joining eGames.com immediately upon completion of the asset sale.

We are thrilled this transaction provides a strong platform for continued Buzztime operations – supporting our current customers and expanding our product line into lighter, mobile-based experiences.

We’re committed to keeping you informed with regular updates regarding the status of the transaction process through its closing, which is expected to be completed in Q4 2020. If you have questions, please call your representative or see the FAQs below. As always, kindly forward any media or investor inquiries to Sandra Gurrola at sandra.gurrola@buzztime.com.

This will be an exciting next chapter in Buzztime’s journey.

Allen

FAQs

1.	When will the reverse merger and the asset sale be completed?

A.	There are many steps to complete before we will get to a close date, including getting stockholder approval on both transactions. We anticipate having the stockholder meeting and completing the reverse merger and the asset sale during Q4 2020.

2.	Will eGames.com change the Buzztime products?

A.	With leadership and management at eGames.com planned to transition to the current Buzztime team, the expectation is that Buzztime’s products will continue to evolve under the current vision and direction. eGames.com has 20 years of experience in development and publishing that we believe will enhance Buzztime’s product and market strategy.

3.	Will Allen Wolff still be the CEO?

A.	Allen Wolff is expected to be CEO of eGames.com and continue to lead the Buzztime branded products under the eGames.com umbrella.

4.	How do these transactions impact Buzztime’s stockholders?

A.	Buzztime stockholders will continue to hold their existing shares of Buzztime stock after the merger is completed. After the reverse merger, the company is expected to be renamed “Brooklyn ImmunoTherapeutics, Inc.” and the shares will trade under a different symbol. We are communicating detailed information to investors through press releases and filings with the Securities and Exchange Commission. It is important any investor inquiries are directed to Sandra Gurrola at sandra.gurrola@buzztime.com.

5.	Will customers still be able to play Buzztime games?

A.	Yes, we will be working with eGames.com to provide a seamless transition for existing customers. After the transaction, eGames.com currently plans to continue to provide current games and to launch new games to existing and new customers.

6.	How will customers be serviced during and after the transaction?

A.	We will continue to provide customers with customer support services during the transaction process. With the Buzztime team expected to be a part of eGames.com after the transactions close, customers should expect to receive the same high level of customer service after the transactions close.

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No Offer or Solicitation

This document is not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities in connection with the proposed merger involving NTN Buzztime, Inc. (“Buzztime”) and Brooklyn shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger and asset sale, Buzztime intends to file relevant materials with the SEC, including a registration statement on Form S-4 that will contain a proxy statement and a prospectus of Buzztime, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Buzztime stockholders and the beneficial holders of Brooklyn’s Class A membership units if and when it becomes available. INVESTORS AND SECURITY HOLDERS OF BUZZTIME AND BROOKLYN ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUZZTIME, BROOKLYN, THE PROPOSED MERGER AND ASSET SALE, AND RELATED MATTERS. The joint proxy statement/prospectus and other relevant materials (when they become available) and any other documents filed by Buzztime with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Buzztime by directing a written request to: NTN Buzztime, Inc., 6965 El Camino Real, Suite 105-Box 517, Carlsbad, California 92009. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger or asset sale.

Participants in the Solicitation

Buzztime and its directors, executive officers and certain other members of management and employees, Brooklyn and its managers and officers and eGames.com and its managers and officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the stockholders of Buzztime with respect to the proposed merger and asset sale and related matters. Information about the directors and executive officers of Buzztime, including their ownership of shares of common stock is set forth in Buzztime’s Annual Report on Form 10-K for the year ended December 31, 2019 and Amendment No. 1 thereto, which were filed with the SEC on March 19, 2020 and April 27, 2020, respectively (together, the “2019 Annual Report”). To the extent that holdings of Buzztime’s securities have changed since the amounts printed in the 2019 Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the persons or entities who may be deemed participants in the solicitation of proxies from Buzztime stockholders, including a description of their interests in the proposed merger and asset sale, by security holdings or otherwise, will be included in the joint proxy statement/prospectus and other relevant documents to be filed with the Buzztime when they become available. As described above, these documents will be available free of charge at the Buzztime’s website or by directing a written request to Buzztime. Neither the managers or officers of Brooklyn nor the managers or officers of eGames.com currently hold any interests, by security holdings or otherwise, in Buzztime.

Caution Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “intend,” “plan,” “believe,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “contemplate,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar words. These forward-looking statements include, but are not limited to, statements concerning: the structure and completion of the proposed merger and asset sale and eGames.com’s business and workforce after the closing of the proposed asset sale and the potential benefits of the asset sale for Buzztime’s stakeholders. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance.

Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to: (i) risks that the conditions to the closing of the proposed merger and/or asset sale are not satisfied, including the failure of Buzztime and Brooklyn to timely obtain the requisite stockholder and member approvals for the merger and/or asset sale and related matters and to meet the net cash and capitalization requirements under the merger agreement, as applicable; (ii) uncertainties as to the timing of the consummation of the proposed merger and asset sale and the ability of each party to consummate the proposed merger and asset sale; (iii) risks related to Buzztime’s and Brooklyn’s ability to manage their respective operating expenses and expenses associated with the proposed merger and asset sale, as applicable, pending closing; (iv) the risk that, as a result of adjustments to the exchange ratio, Buzztime stockholders and Brooklyn members could own more or less of the combined company than is currently anticipated; (v) Buzztime’s continued listing on the NYSE American; (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Buzztime, Brooklyn and the combined company and the ability of Buzztime and Brooklyn to consummate the merger and Buzztime and eGames.com to consummate the asset sale; (vii) Buzztime’s ability to continue to operate as a going concern if the proposed merger or asset sale is not consummated in a timely manner, or at all; (viii) the combined company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development activities; (ix) Brooklyn’s ability to successfully progress research and development efforts, including its manufacturing development efforts, and to create effective, commercially-viable products; (x) the success of Brooklyn’s product candidates in completing pre-clinical or clinical testing and being granted regulatory approval to be sold and marketed in the United States or elsewhere; (xi) the outcome of any legal proceedings that may be instituted against Buzztime, Brooklyn, eGames.com or others related to the merger agreement or the asset purchase agreement; (xii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of either or both of those agreements; (xiii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger or asset sale; and (xiv) those risks and uncertainties discussed in Buzztime’s reports filed with the Securities and Exchange Commission (“SEC”), including the 2019 Annual Report, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as other documents that may be filed by Buzztime from time to time with the SEC available at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. Buzztime cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication speak only as of the date on which they were made. Buzztime does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.